Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 2026, relating to the consolidated financial statements of Comstock Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Assure CPA LLC

Spokane, Washington

June 3, 2026